EX-28.a.8

RESOLUTIONS

WHEREAS, in accordance with the terms and provisions of the Nationwide Mutual Funds (the “Trust”) Second Amended and Restated Agreement and Declaration of Trust, as amended and restated on June 17, 2009 (the “Declaration of Trust”), the Trust’s Board of Trustees has determined that it is in the best interests of the Trust to establish and designate new series of shares, and new classes of said new shares;

NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Board of Trustees of the Trust hereby establishes and designates the following new series of units of beneficial interest of the Trust (“Shares”): the Nationwide Diverse Managers Fund (“Diverse Managers Fund”) and the Nationwide Bailard Emerging Markets Equity Fund (“Emerging Markets Fund” and, together with the Diverse Managers Fund, the “New NMF Funds”); and it is

FURTHER RESOLVED, that: (i) the establishment of Class A, Class C, Institutional Service Class, Institutional Class and Class M Shares of the Emerging Markets Fund, with each such class having an unlimited number of Shares, be, and hereby is, approved; (ii) the establishment of Institutional Service Class Shares of the Diverse Managers Fund, with such class having an unlimited number of Shares, be, and hereby is, approved, and (iii) the Trust be, and hereby is, authorized to issue an unlimited number of Shares of each such class from time to time at a price not less than the net asset value per share and as determined in accordance with the relevant prospectus of the New NMF Funds at the time; and it is

FURTHER RESOLVED, that the aforementioned Shares hereby shall have an opening stated value of $10.00 per share, and shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as are set forth in the Declaration of Trust with respect to its Shares; and it is

FURTHER RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized and empowered to execute, seal and deliver any and all documents, instruments, papers and writing, to be filed with the State of Delaware, and to do any and all other acts, in the name of the Trust and on its behalf, as may be necessary or advisable in connection with or in furtherance of the foregoing resolutions.